SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant      |X|     Filed by a Party other than the Registrant     |_|

Check the appropriate box:

|_|	Preliminary Proxy Statement.

|_|	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

|_|	Definitive Proxy Statement.

|X|	Definitive Additional Materials.

|_|	Soliciting Material Pursuant to Sec. 240.14a-12.

BlackRock Enhanced Equity Capital and Income Fund, Inc.
BlackRock Enhanced Equity Yield Inc.
BlackRock Enhanced Equity Yield & Premium Fund, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

|X|	No fee required.

|_|	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

|_|	Fee paid previously with preliminary materials.

|_|	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

We are writing to inform you that the July 25, 2008 Joint Special Meeting of stockholders of BlackRock Enhanced Capital and Income Fund, Inc., BlackRock Enhanced Equity Yield Fund, Inc. and BlackRock Enhanced Equity Yield & Premium Fund, Inc. (the “BlackRock Enhanced Funds”) has been adjourned to August 29, 2008, at the same time and location as described in the Joint Proxy Statement/Prospectus dated June 19, 2008 in order to conduct further proxy solicitation. We have made several attempts to reach stockholders by mail and/or phone in the last few weeks, however our records indicate that we have not received voting instructions for your account(s). In an effort to avoid incurring any further expenses, we are asking you to take a moment right now to submit your vote.

1-866-412-8385

Your vote is urgently needed! Please vote now to be sure your vote is received in time for the August 29, 2008 Adjournment of the Special Meeting of Stockholders.	| | | | | | | | | | | | |

The BlackRock Enhanced Funds have made it very easy for you to vote. Choose one of the following methods:

  Speak to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (open: M-F 9:30am - 9pm, Sat 10am - 6pm ET)

  Log on to the website noted on your proxy card and enter your control number printed on the card, then vote by following the on-screen prompts.

  Call the phone number on the proxy card and enter the control number printed on the card, then vote by following the touchtone prompts.

  Mail in your signed proxy card in the envelope provided.

Voting takes only a few minutes.
PLEASE VOTE TODAY.